Exhibit 99.1

CorMedix Inc. Reports Second Quarter Financial Results and Provides Business Update
Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Recent Corporate and Clinical Highlights:

●
Implemented several key FDA-agreed changes to the LOCK-IT-100 trial designed to enhance event capture and significantly reduced the number of events required to complete the study
●
Hosted R&D Day to announce advances to the taurolidine-based therapeutic and medical device pipeline
●
Appointed Mehmood Khan, M.D., Steven Lefkowitz, and Gary Gelbfish, M.D., to the Board of Directors; Elected Myron Kaplan Chairman of the Board of Directors
●
Generated initial revenue via Hemotech stocking of distribution channels in France; European commercialization efforts continue
●
Significantly reduced Neutrolin’s cost of goods, providing an opportunity to compete effectively in the U.S. and international markets
●
Received shareholder approval to increase the Company’s authorized share capital to 160 million common shares

Anticipated Milestones:

●
Conduct LOCK-IT-100 interim efficacy analysis, potentially in 4Q17 pending attainment of the requisite number of catheter-related bloodstream infection (CRBSI) events in the study
●
Complete enrollment for LOCK-IT-100 by 2Q18; Report top-line data in the second half of 2018
●
Advance taurolidine-incorporated medical device pipeline through animal proof-of-concept studies expected to be completed by yearend 2017 to support FDA submission in 2018

Bedminster, NJ – August 9, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today provided its corporate update for the second quarter and six months ended June 30, 2017. CorMedix will host a conference call today, August 9, 2017, at 4:30 p.m. Eastern Time, to discuss the Company’s recent corporate developments and financial results.

Khoso Baluch, Chief Executive Officer of CorMedix, said, “Our priority remains to bring Neutrolin®, our broad-spectrum, non-antibiotic anti-infective solution to the U.S. market. We are very excited that our recent discussions with the FDA have proven fruitful. As announced in April 2017, we sought guidance from the FDA to address, in part, the apparent overall lower rate of catheter-related blood stream infection (CRBSI) events in the blinded study. This is critical because CRBSI events represent the outcome measure for the primary efficacy endpoint of the study. Based on the information provided for the ongoing LOCK-IT-100 study and a revised plan that we submitted to them, the FDA agreed to key changes to the study intended to facilitate more comprehensive capture of CRBSI events, and therefore, our ability to complete the ongoing Phase 3 study. We appreciate the FDA working with us on a solution to help bring this study to a meaningful conclusion.

“The key changes, as agreed to by the FDA, have already been instituted by CorMedix, and include the use of an independent Clinical Adjudication Committee (CAC) to critically assess all suspected CRBSIs and determine, on a blinded, case-by-case basis, if the particular event will be included in the primary analysis of the primary efficacy endpoint of the study. The CAC will also base its determination on a single positive blood culture along with supporting documentation (as compared to two positive blood cultures under the original protocol). Importantly, the FDA also agreed to allow the CAC to evaluate suspected CRBSIs retrospectively based on patient records and other documentation, enhancing our ability to capture potential events that may have been lost when patients went to non-participating emergency rooms or urgent care centers with a suspected CRBSI. Finally, based on amended study assumptions, which include a reduction in statistical power from 90% to 80% and a moderate increase in the target treatment effect from 40% to 55%, the total number of CRBSI events required to complete the study was reduced from 161 events to 56 events. We expect to conduct a single interim efficacy analysis, based upon successful capture of 28 CRBSI events, in the fourth quarter of this year. The interim analysis may also potentially allow CorMedix to conclude the study earlier than projected if the interim data show sufficient Neutrolin efficacy.”

Mr. Baluch continued, “We recently hosted an R&D Day to showcase the exciting science on which we have been working: to incorporate taurolidine into medical devices, and to highlight the potential for a taurolidine-based therapy for cancer.

“We are especially excited about the development of taurolidine-infused medical devices, because we anticipate pursuing approval of these products under the 510(k) device pathway, which requires less time and reduced development costs as compared to an NDA process for drugs. Within potential medical devices, our efforts are focused on three initial areas; antimicrobial surgical sutures, meshes, and hydrogels. Upon potential FDA clearance, all three of our product candidates will enter large markets where we believe they can achieve significant market share and improve patient outcomes at a minimal incremental cost. We are currently conducting proof-of-concept studies in animal models, based on encouraging in vitro data, and these studies are expected to complete by yearend. If successful, we anticipate pursuing marketing applications in the second half of 2018. We intend to commercialize our medical devices in the U.S. and Europe through appropriate partners.

“In addition to medical devices, we have also been active in our collaboration with the Pediatric Oncology Experimental Therapeutics Investigators' Consortium, or POETIC, on preclinical development of taurolidine-based therapies for cancer. CorMedix and POETIC are advancing this program through preclinical studies and will determine a potential clinical strategy once in vivo proof-of-concept is achieved. This represents another capital efficient strategy to explore new ways to capitalize on our taurolidine opportunity and build future value for CorMedix.”

Mr. Baluch added, “We are pleased with the work undertaken by our technical operations team over the last 18 months. They have been successful in their mission to significantly reduce the cost of goods for Neutrolin, providing us the opportunity to effectively compete in the international market place at a competitive level. Outside the U.S., our focus continues to be on identifying partners that have the right capabilities, strong infrastructure, and established presence with our customer base. Our agreement with Hemotech in France is an example of this strategy and we expect to announce similar distribution agreements in the quarters to come. While our resources remain focused on advancing Neutrolin in the U.S., we look forward to augmenting our commercial presence in Europe and other territories where we can leverage our CE Mark.”

For the second quarter 2017, CorMedix recorded a net loss of $5.1 million, or $0.10 per share, compared with a net loss of $4.9 million, or $0.13 per share for the second quarter 2016, an increase of $0.2 million. For the six months ended June 30, 2017, the Company recorded a net loss of $12.7 million, or $0.27 per share, compared with a net loss of $9.1 million, or $0.25 per share for the same period in 2016, an increase of $3.6 million. These increases were driven by higher R&D expenses, partially offset by a $1.9 million gain on the change of fair value of warrants recorded as a derivative liability due to an insufficient number of authorized shares available to reserve for the possible exercise of warrants issued in the May 2017 public offering. Due to the approval on August 8 to increase the Company’s authorized share capital, the derivative liability associated with these warrants will be reclassified into Stockholder’s Equity in the third quarter of 2017.

Operating expenses in the second quarter 2017 were $7.1 million, compared with $4.7 million in the second quarter of 2016, an increase of $2.4 million. The significant increase in operating expense was due primarily to a $2.3 million increase in R&D expense resulting from higher enrollment in the LOCK-IT-100 trial. Operating expenses for the six months ended June 30, 2017, were $14.7 million compared with $9.0 million for the same period in 2016, an increase of $5.7 million, driven by higher R&D expenses due to the LOCK-IT-100 clinical trial.

At June 30, 2017, CorMedix had $18.8 million in cash and short-term investments compared to $13.8 million at March 31, 2017, a net increase of $5.0 million. Cash used in operations during the six-month period ended June 30, 2017, was $14.5 million, of which $7.8 million was used in the second quarter vs. $6.8 million used in the first quarter. Cash was used primarily to conduct the Phase 3 study of Neutrolin, other R&D and related G&A activities. Operating cash burn was funded during the first six months primarily via $12.8 million net proceeds from the May 2017 public offering and by a drawdown of cash on hand. Approximately $0.3 million was provided by the use of the Company’s “At the Market” program during January 2017.

Mr. Baluch concluded, “Securing FDA approval of Neutrolin in the U.S. remains our primary focus. We are dedicated to bringing Neutrolin to market, to help prevent potentially deadly catheter-related blood stream infections in already vulnerable patient populations. We are pleased that the FDA has approved our requested changes to enhance our ability to capture CRBSI events and facilitate completion of the ongoing Phase 3 study as previously guided.

“In parallel, we are developing our medical device pipeline in the most capital efficient manner possible. These devices have the potential to unlock multiple additional markets, taking advantage of the unique properties of taurolidine to potentially prevent surgical site inflammation and infection, utilizing a fraction of the capital required for an NDA.”

Conference Call Information:

CorMedix will host a conference call and webcast on Wednesday, August 9, 2017, at 4:30 PM Eastern Time to discuss recent corporate developments and financial results.

Dial-In (Toll Free)	888-567-1603
International Dial-In	862-255-5347

The live audio webcast will be accessible via the Events section of the CorMedix website. There will not be live Q&A. To submit a question by email to be answered on the call, please contact CorMedix@tiberend.com.

A replay of the teleconference will be available until 11:59 p.m. on August 16, 2017.

Replay Number:	877-481-4010
Conference ID:	19772

About CorMedix Inc.
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical trial in patients undergoing chronic hemodialysis via a central venous catheter. The Company is planning to conduct its second Phase 3 clinical trial in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. If successful, the two pivotal studies may be submitted to the FDA for potential approval for both patient populations. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity upon U.S. approval. It is already a CE Marked product in Europe and other territories. For more information, visit: www.cormedix.com.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the timing and results of the planned interim efficacy analyses of the LOCK-IT 100 trial and the impact of those results on that trial; the cost, timing and results of the planned and ongoing Phase 3 trials for Neutrolin® in the U.S., including variances in the expected rate of CRBSI events, and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; CorMedix’s ability to obtain financing to support its research and development and clinical activities and operations; the risks associated with the launch of Neutrolin in new  markets; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including the planned Phase 3 trial of Neutrolin in oncology patients and the marketing of Neutrolin in countries other than Europe; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's dependence on its collaborations and its license relationships; CorMedix's ability to maintain its listing on the NYSE MKT; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Net sales	$136,168	$16,511	$175,727	$57,939
Cost of sales	(18,052)	(187,192)	(111,624)	(237,421)
Gross profit (loss)	118,116	(170,681)	64,103	(179,482)
Operating Expenses:
Research and development	(5,089,624)	(2,772,959)	(10,013,891)	(4,862,551)
Selling, general and administrative	(2,051,093)	(1,968,580)	(4,691,819)	(4,131,516)
Total Operating Expenses	(7,140,717)	(4,741,539)	(14,705,710)	(8,994,067)
Loss From Operations	(7,022,601)	(4,912,220)	(14,641,607)	(9,173,549)
Other Income (Expense):
Interest income	28,578	29,426	52,009	61,062
Foreign exchange transactions loss	(5,537)	(4,005)	(6,823)	(4,492)
Change in fair value of derivative liability	1,853,365	-	1,853,365	-
Interest expense	-	(41)	-	(1,033)
Total Other Income (Expense)	1,876,406	25,380	1,898,551	55,537
Net Loss	(5,146,195)	(4,886,840)	(12,743,056)	(9,118,012)
Other Comprehensive Income (Loss):
Unrealized gain (loss) from investments	300	24,791	10,413	23,997
Foreign currency translation gain (loss)	6,077	(27,627)	5,085	4,018
Total Other Comprehensive Income (Loss)	6,377	(2,836)	15,498	28,015
Comprehensive Loss	(5,139,818)	(4,889,676)	(12,727,558)	(9,089,997)
Net Loss Per Common Share – Basic and Diluted	$(0.10)	$(0.13)	$(0.27)	$(0.25)
Weighted Average Common Shares Outstanding – Basic and Diluted	52,583,177	36,447,467	46,637,083	36,230,111

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$7,937,388	$8,064,490
Short-term investments	$10,884,175	$12,100,920
Total Assets	$21,155,502	$21,906,386

Total Liabilities	$5,789,729	$4,091,860
Accumulated deficit	$(131,908,008)	$(119,164,952)
Total Stockholders’ Equity	$15,365,773	$17,814,526

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Month Periods Ended June 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,743,056)	$(9,118,012)
Net cash used in operating activities	(14,509,911)	(9,218,167)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Net cash provided by investing activities	1,221,216	6,999,597

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock from at-the-market program	347,361	2,010,327
Proceeds from the public offering of common stock and warrants	12,798,325	-
Proceeds from exercise of stock options	6,800	410,700
Net cash provided by financing activities	13,152,486	2,421,027
NET INCREASE (DECREASE) IN CASH	(127,102)	203,562
CASH - BEGINNING OF PERIOD	8,064,490	11,817,418
CASH - END OF PERIOD	$7,937,388	$12,020,980